UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 22, 2007
                                                                                       -------------------------

Commission File Number:	0-8952

SB PARTNERS
(Exact name of registrant as specified in its charter)

New York	13-6294787
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1251 Avenue of the Americas, N.Y., N.Y.	10020
(Address of principal executive offices)	(Zip Code)

(212) 408-5000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 1.01. Entry into a Material Definitive Agreement

On June 22, 2007 The Registrant made an initial investment in the amount of $5 million in Sentinel Omaha LLC (“Omaha”), an affiliate of the Registrant’s general partner. It is anticipated that the Registrants total investment in Omaha will be $25 million, representing a twenty percent ownership interest in Omaha.

On June 22, 2007, Omaha entered into a definitive merger agreement ( the “APRO Agreement”) to acquire all the outstanding common shares in America First Apartment Investors, Inc. (“APRO” NASDA symbol: APRO) in a transaction valued at approximately $532 million, including the assumption of outstanding debt and excluding transaction costs. The APRO board of directors’ has unanimously approved the transaction and has recommended that the APRO shareholders vote in favor of the transaction. It is anticipated that the transaction will close late in the third quarter of 2007. For additional information regarding the transaction, refer to the 8K filed on June 22, 2007 by APRO.

The Registrant’ will fund its investment in Omaha from cash on hand and the liquidation of marketable securities, and obtaining debt financing.

The foregoing description of the APRO Agreement does not purport to be a complete statement of the parties’ rights under the APRO Agreement and is qualified in its entirety by reference to the full text of the APRO Agreement, which is listed as exhibit 10.1 on the 8K filed by APRO on June 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SB PARTNERS
(Registrant)

	By:	SB PARTNERS REAL ESTATE CORPORATION
General Partner

Principal Financial & Accounting Officer
Dated: June 27, 2007	By:	/s/ George N. Tietjen III
George N. Tietjen III
Chief Financial Officer & Treasurer